Exhibit 23.3

Consent of BDO USA, LLP

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on S-8 of RLJ Entertainment, Inc. of our report dated April 15, 2016 relating to the consolidated financial statements of RLJ Entertainment, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

BDO USA, LLP

Los Angeles, California

April 25, 2016